                                                                 Exhibit 10.29

                         EXECUTIVE EMPLOYMENT AGREEMENT

         This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 29th day of September, 1998, by and between Natural Wonders, Inc., a Delaware corporation (the "Company" or "Natural Wonders"), and Kenneth
G. Norton ("Executive").

         For good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

     1. TERM. This Agreement will become effective as of October 19, 1998, and will remain in force until October 18, 2002, unless terminated as provided in paragraph 12 below. Upon expiration of the term, this Agreement shall automatically renew for successive additional one (1) year periods unless one party delivers to the other party written notice of such party's intention not to renew not less than ninety (90) days before the expiration of the then-current term.

     2. EMPLOYMENT AND DUTIES. The Company hereby agrees to employ Executive to render executive services for the Company as Executive Vice President, General Merchandise Manager, or such title as employee may subsequently have, with the authority and responsibilities customarily accorded an employee with that title. Executive will also perform those other duties as may be assigned to Executive, subject to the instructions, directions, and control of the Company at all times. Executive agrees that throughout the term of this Agreement, Executive will perform his duties loyally and conscientiously and to the full limit of Executive's ability. Executive will duly, punctually and faithfully perform and observe any and all rules and regulations that the Company may now or later establish governing the conduct of its business and its employees, including rules and regulations prohibiting unlawful discrimination and harassment. Subject to the provisions of paragraph 12(e) below, Executive agrees that Executive's job title, schedule and job duties may change from time to time as required by the Company's business needs. Executive's performance of Contract Services will, at all times, be rendered to the Company's satisfaction. Executive agrees that the Company will be the sole judge as to whether the services of Executive are satisfactory. Executive will report to the President, Natural Wonders.

     3. FULL TIME. Executive will devote full business time, ability and attention to the business of the Company during the course of Executive's employment with the Company. However, Executive's devotion of time to personal business matters will not be deemed a breach of this Agreement if it does not interfere with the performance of the duties outlined herein. Specifically, Executive anticipates continuing to engage in the following activities: board memberships and community service. Executive agrees to request permission from the Company to join any board of directors or trustees. The Company agrees that it will not unreasonably refuse this permission.

     4. BASE SALARY. In consideration for the services to be provided by Executive under this Agreement, the Company will pay Executive an initial base salary of $333,333.00 per year, payable every two weeks. During any period of disability, as defined in paragraph 12(c) below, Executive shall continue to receive his then existing salary, until Executive's employment is terminated pursuant to paragraph 12(c). Subject to the provisions of paragraph 12(e) below, Executive's compensation may be reviewed and adjusted by the Company's Board of Directors, annually on the anniversary of the Effective Date.

     5. BUSINESS EXPENSES. The Company will promptly reimburse Executive for all appropriately documented, reasonable business expenses incurred by Executive in accordance with the Company's policies.

     6. VEHICLE ALLOWANCE. In addition to the compensation described in paragraph 4 above or elsewhere herein, the Company will also pay Executive a vehicle allowance of $600.00 per month, payable not later than the last business day of each month.

     7. BONUS. In addition to the compensation described in paragraph 4 above, and not to be limited by any other provision for compensation or benefits described herein, the Company agrees to pay to Executive a bonus as described in this paragraph and in Schedule A, a copy of which is attached hereto, and incorporated by this reference.

         a. The Company agrees to pay a bonus to the Executive Team. The "Executive Team" means the CEO, President and Executive. As set forth Schedule A, the Executive Team will be eligible for a payment from the Bonus Pool (Column C of Schedule A) based on the Company's "Net Income" in any given fiscal year (Column A of Schedule A). "Net Income" for purposes hereof shall be equal to earnings as used in the calculation of the Company's "earnings per share."

         b. Upon achievement of a level of net income as shown in Column A of Schedule A, the Bonus Pool shall be calculated using the percentage of Net Income shown in Column B of Schedule A. This calculation shall yield a Bonus Pool amount within the range shown in Column C of Schedule A. The Bonus Pool will be divided in three equal shares between the members of the Executive Team, subject to the limitation in subparagraph c below.

         c. For FY 1999, the Bonus Pool (Column C of Schedule A) resulting from earnings between $2,000,000 and $3,000,000 will be reduced by payment of a Company-wide bonus of approximately $135,000.

         d. Calculations under Schedule A are effective for fiscal years ending in 1999 and 2000. The parties do not anticipate that the bonus percentage (Column B) will be changed substantially as a result of review by the Board Directors, or that the method for calculating the bonus will be altered; provided, however, that it is understood that performance levels (Column A of Schedule A) may be adjusted at the end of FY 2000 based on performance to reflect reasonable revised earnings targets.

         e. The Bonus Pool for amounts payable under this section will be calculated as of the end of each fiscal year (on or around January 31). Any bonus payable under this paragraph shall be paid promptly following approval by the Board of Directors of the Company of the final draft financial statements for each fiscal year as presented to the Board by the Company's certified public accountants.

         f. To be eligible for his one-third share of any Bonus Pool, Executive's employment must continue through December 31 of the fiscal year for which a bonus may be payable.

     8. STOCK OPTION PLAN. In addition to the compensation and bonus described in paragraphs 4 and 7 above, and not to be limited by any other provision for compensation or benefits described herein, Executive shall be granted, immediately upon commencement of employment, an option to purchase 250,000 shares of Natural Wonders common stock as set forth in the Nonqualified Stock Option Agreement, Schedule B, a copy of which is attached hereto, and incorporated by this reference.

     9. LOAN. The Company agrees to loan to Executive the sum of $450,000.00 ("Loan") under the terms set forth herein.

         a. The Loan will be paid to Executive upon execution of a promissory note by Executive in favor of Natural Wonders (the "Note") and compliance by Executive with the requirements of 9(c) below, and in any event, not later than 15 days after Executive commences employment with the Company. The Loan and any outstanding balance under the Note under this section will not be subject to interest.

         b. The company agrees to forgive the balance of the Loan due under the Note according to the following schedule:

                  (i) at the end of the first twelve (12) months of employment $150,000 of the outstanding balance will be forgiven;

                  (ii) at the end of the thirteenth (13th) month of employment, and continuing each month thereafter, 1/36th of the outstanding balance will be forgiven until the entire balance of the Loan is forgiven;

                  (iii) if Executive is terminated pursuant to paragraphs 12(a), 12(c), 12(d) or 12(e) below, the entire outstanding balance of the Loan will be forgiven effective with the date of termination; and

                  (iv) if Executive is terminated pursuant to paragraph 12(b) below or Executive voluntarily resigns or terminates this Agreement without "Good Reason" (as defined below), Executive will repay to the Company the outstanding balance on the Loan in accordance with the terms of the Note.

         c. Executive agrees that securities or other collateral acceptable to the Company will be placed in escrow as collateral with Wells Fargo Bank or another bank or institution mutually acceptable to the parties. The collateral is to be maintained in an amount equal to the unforgiven portion of the Loan and excess collateral may be released from escrow subject to the request of Executive and the terms of the escrow agreement. The collateral is to guarantee repayment to the Company any amount of the Loan not forgiven due to termination of Executive's employment.

     10. VACATION. Executive will be eligible for paid vacation of not less than three weeks each calendar year. Executive begins to accrue vacation concurrent with the date of this Agreement and is eligible for prorated paid vacation in the event he works for part of a calendar year.

     11. OTHER BENEFITS. In addition to any other benefits of employment described herein, Executive will be eligible for Company-provided employee benefits in accordance with the terms and eligibility requirements of those plans, as the Company may maintain from time to time, for the benefit of its employees. Executive may receive such other and additional benefits as the Company may determine from time to time, in its sole discretion.

     12. TERMINATION OF THIS AGREEMENT. Before the expiration of this agreement described in paragraph 1 above, this Agreement may be terminated only in accordance with the provisions of this section.

         a. TERMINATION BY COMPANY WITHOUT CAUSE UPON NOTICE. The Company may terminate this Agreement at any time, for any lawful reason or no reason, without cause (as cause is defined in paragraph 12(b) below), upon written notice to Executive. In the event of such a termination, the parties agree to act in good faith towards one another during any notice period.

         b. TERMINATION FOR CAUSE BY THE COMPANY. The Company may terminate this Agreement immediately for cause ("Cause") upon written notice to Executive, the date of which shall specify the effective date of the termination. For purposes of this Agreement, Cause means:

                  (i) the continued failure by Executive to substantially perform Executive's duties with the Company (other than any such failure resulting from termination for Good Reason) after a demand for substantial performance is delivered to Executive that specifically identifies the manner which the Company believes that Executive has not substantially performed his duties, and Executive has failed to resume substantial performance of his duties on a continuous basis within sixty (60) days of receiving such demand;

                  (ii) the willful engaging by Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise;

                  (iii) Executive's conviction of a felony or conviction of a misdemeanor which impairs his ability substantially to perform his duties with the Company; or

                  (iv) Executive's dishonesty towards or fraud upon the Company.

         c. TERMINATION OF EMPLOYMENT ON DISABLITY OF EXECUTIVE. If Executive is absent from work due to mental or physical disability for a period of six months, and at the end of that six-month period is unable to return to work on a regular basis within thirty (30) days of receipt of written notice requesting Executive to return to work, Executive's employment will terminate automatically on the thirty first (31st) day after receipt of written notice from the company. For purposes of this section, "mental or physical disability" means that a physical or mental health practitioner determines that Executive suffers from a physical or mental condition that prevents Executive from carrying out one or more material aspects of his assigned duties, with or without reasonable accommodation, for not less than ninety (90) consecutive days.

         d. TERMINATION OF EMPLOYMENT ON DEATH OF EXECUTIVE. Executive's employment will terminate automatically on Executive's death.

         e. TERMINATION BY EXECUTIVE FOR GOOD REASON. Executive may terminate this Agreement for "Good Reason" by providing the Company with written notice of termination of the Agreement. The effective date of the termination shall be the date specified in the notice. Executive agrees that his right to terminate the Agreement for "Good Reason" may be waived by failure to provide the notice required under this section within thirty (30) days of the event constituting "Good Reason." For purposes of this Agreement, Good Reason means:

                  (i) a reduction by the Company in Executive's annual base salary below the amount in paragraph 4 above, unless because of financial circumstances the Company reduces the annual base salary of all executives by the same percentage;

                  (ii) the failure of the Company to obtain a satisfactory agreement from any successor to the Company, or purchaser of all or substantially all of the Company's assets, to assume and agree to perform this Agreement (see paragraph 23); provided, however, that no "Good Reason" will exist as a result of a proposed transfer of Executive's responsibilities to any successor corporation as a result of a merger, reorganization or consolidation, liquidation or a sale or disposition by the Company of all or substantially all of the Company's assets;

                  (iii) the assignment of Executive to duties inconsistent with his position as Executive Vice President, or which reflect an adverse change in authority, responsibility or status with the Company or any successor;

                  (iv) requiring Executive to relocate to offices outside of the Bay Area; or

                  (v) any material adverse change in any benefit provided to Executive, unless because of financial circumstances the Company reduces the benefits provided to all executives by the same percentage.

         f. VOLUNTARY TERMINATION BY EXECUTIVE. Executive may terminate this Agreement at any time by providing the Company with written notice. The effective date of the termination shall be the date specified in the notice. In the event of such a termination, the parties agree to act in good faith towards one another during any notice period.

         g. NOTICE OF TERMINATION. Any termination by the Company for Cause or by Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis of termination of Executive's employment under the provision so indicated.

         h. DATE OF TERMINATION. "Date of Termination" shall mean the date specified in the Notice of Termination, where required, or this Agreement or in any other case upon ceasing to perform services to the Corporation.

     13. COMPENSATION UPON TERMINATION. Upon termination of this Agreement by either party, Executive shall be entitled to receive the following severance payments subject to the restrictions set forth in paragraph 14 below:

         a. TERMINATION BY COMPANY BY COMPANY BY NON-RENEWAL, WITHOUT CAUSE UPON NOTICE, TERMINATION BY DEATH OF EXECUTIVE, OR TERMINATION BY EXECUTIVE FOR GOOD REASON. Upon termination of this Agreement by non-renewal under paragraph 1 or upon termination of this Agreement under the provisions of paragraph 12(a), 12(d) or 12(e) above, Executive shall be paid, in a lump sum, any and all base salary due and owing to him through the Date of Termination and an amount equal to his earned but unused vacation through the Date of Termination. In addition, if Executive is terminated under the provisions of paragraph 12(a), 12(d) or 12(e) above during the initial term of the Agreement, Executive shall be paid, in twelve equal monthly installments, an amount equal to $333,333.00 ("Installment Payment"), and if Executive is terminated under the provisions of paragraph 12(a), 12(d) or 12(e) above during any subsequent renewal term of the Agreement, Executive shall be paid, in twelve equal monthly installments, an amount equal to 50% of the Installment Payment. In addition to these payments, the entire outstanding balance of the Loan shall be forgiven and the Note extinguished as set forth in paragraph 9 above. If Executive's termination occurs on or after January 31 in any given year, Executive shall receive the bonus payment described in paragraph 7 above, for the most recent fiscal year that has been completed. Executive, his family or his estate shall be entitled to other benefits to the extent permitted by law, contract, or the terms of any benefit plan or program.

         b. TERMINATION FOR CAUSE. Upon termination of this Agreement under the provisions of paragraph 12(b) above, Executive shall be paid, in a lump sum, any and all base salary due and owing to him through the effective date of the termination and an amount equal to his earned but unused vacation through the Date of Termination. If Executive's termination occurs on or after January 31 in any given year, Executive shall receive the bonus payment described in paragraph 7 above, for the most recent fiscal year that has been completed.

Executive, his family or his estate shall be entitled to other benefits to the extent permitted by law, contract, or the terms of any benefit plan or program. In addition, Executive shall repay to the Company the outstanding balance on the Loan in accordance with the terms of the Note.

         c. TERMINATION FOR DISABILITY. Upon termination of this Agreement under the provisions of paragraph 12(c) above, Executive shall be paid, in a lump sum, any and all base salary due and owing to him through the Date of Termination and an amount equal to his earned but unused vacation through the Date of Termination. In addition to these payments, the entire outstanding balance of the Loan shall be forgiven and the Note extinguished as set forth in paragraph 9 above. If Executive's termination occurs on or after January 31, Executive shall receive the bonus payment described in paragraph 7 above, for the most recent fiscal year that has been completed. Executive, his family or his estate shall be entitled to other benefits to the extent permitted by law, contract, or the terms of any benefit plan or program.

         d. VOLUNTARY TERMINATION BY EXECUTIVE. If Executive voluntarily resigns or terminates this Agreement other than for Good Reason, Executive shall be paid, in a lump sum, any and all base salary due and owing to him through the Date of Termination and an amount equal to his earned but unused vacation through the Date of Termination. If Executive voluntarily resigns or terminates this Agreement other than for Good Reason on or after January 31 in any given year, Executive shall receive the bonus payment described in paragraph 7 above, for the most recent fiscal year that has been completed. Executive, his family or his estate shall be entitled to other benefits to the extent permitted by law, contract, or the terms of any benefit plan or program. In addition, Executive shall repay to the Company the outstanding balance on the Loan in accordance with the terms of the Note.

     14. RESTRICTIONS ON COMPENSATION ON TERMINATION. The payments described under paragraph 13 above are subject to the following restrictions.

         a. OBLIGATION TO OBTAIN NEW EMPLOYMENT. Executive agrees to use reasonable efforts to obtain employment after termination, provided however, that Executive will have no obligation to accept employment which is not substantially equivalent in total compensation and responsibility to the level of compensation and responsibility Executive enjoyed with the Company. The Company shall be entitled to require, periodically, that Executive provide the Company with information regarding his job-seeking efforts, and the Company agrees to do nothing to interfere with the success of those efforts.

         b. REDUCTION IN INSTALLMENT PAYMENT. Any Installment Payment due to Executive under paragraph 13(a) above will be reduced as follows upon occurrence of any of the events listed below during the twelve month period in which the Company is obligated to make payments under paragraph 13(a):

                  (i) upon commencement of any new employment by Executive, regardless of compensation level, the Installment Payment will be reduced by 50% during the term of such employment;

                  (ii) upon receipt of any unemployment compensation benefits, the Installment Payment will be further reduced by the amount of those benefits; and

                  (iii) upon receipt by Executive of any fees or other compensation for services rendered to third parties in a capacity other than as an employee, the Installment Payment will be reduced by 50% of the amount of such fees or other compensation.

         c. RELEASE OF CLAIMS. Prior to payment of the first Installment Payment, and in return for the Installment Payment provided for under paragraph 13(a) and the forgiveness of the Loan under paragraph 9(b), Executive agrees to execute a release of claims in substantially the form of Schedule C, attached hereto.

     15. APPROVALS. Whenever the approval or consent of a party is required by this Agreement, this approval or consent may be granted or withheld for any reason or no reason, and may be granted upon such additional terms as determined, by the party in its sole discretion. Whenever the approval or other act of the Company is required hereunder, this shall require the approval of the Chief Executive Officer of the Company who may, by written designation, authorize an agent of the Company to perform the act.

     16. NOTICES. Notices and all other communications required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed as set forth below:

                  To Executive:             Kenneth G. Norton
                                            903 Tournament Drive
                                            Hillsborough, CA  94010

                  To the Company:           Natural Wonders, Inc.
                                            ATTN: Chief Executive Officer
                                            4209 Technology Drive
                                            Fremont, CA  94538

     17. MODIFICATIONS IN WRITING. Except as so expressly provided for herein, no provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge entitled "Amendment to Executive Employment Agreement, dated ____" is agreed to in writing by Executive and such Officer of the Company as may be designated by the Board of Directors.

     18. ENTIRE AGREEMENT. This Agreement, which includes Schedules A, B and C, referenced and incorporated herein, supersedes any and all other agreements, discussions or understandings, either oral or in writing, between the parties with respect to the subject matter of this Agreement, and this Agreement contains all of the covenants and agreements between the parties with respect to the subject matter of this Agreement. Executive hereby agrees that benefits under this Agreement shall be in lieu, and in full satisfaction, of any other severance benefits to which Executive is or may be entitled as a result of any other severance policy of the Company now existing or hereafter adopted or effected.

     19. SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will continue in full force without being impaired or invalidated in any way.

     20. WAIVER OF BREACH. Except as so expressly provided herein, the waiver of a breach of any provision of this Agreement or failure to exercise any right by the Company or Executive will not operate or be construed as a waiver of any subsequent breach or relinquishment of such right by such party.

     21. INTERPRETATION. Section headings in this Agreement are for convenience and are not a part of the agreement of the parties, and will not be used in the construction of the Agreement. No provision of this Agreement shall be interpreted or construed against a party because that party or its legal counsel was the drafter.

     22. GOVERNING LAW. This Agreement will be construed and enforced in accordance with the laws of the State of California.

     23. ARBITRATION OF DISPUTES. The parties agree that any controversy or claim arising out of Executive's employment or benefits, this Agreement, or any alleged breach of this Agreement, will be arbitrated in San Francisco, California in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The arbitrator's decision will be final and binding on both parties. Each party shall bear its own costs, attorneys' fees, and expert witness fees. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

     24. SUCCESSORS.

         a. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or any division or subsidiary thereof employing you to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of the Agreement, and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled to hereunder if Executive terminated his employment for "Good Reason" under paragraph 12(e), except that for the purposes of implementing this paragraph, the date on which any succession becomes effective shall be deemed the effective date of the termination of employment.

         b. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would be payable to him under this Agreement, all such amounts, unless otherwise provided herein, shall be paid according to the terms of this Agreement to Executive's devisee, legatee or other designee or, if there is no such designee, to Executive's estate.

     25. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Date: September 29, 1998                 NATURAL WONDERS, INC.


                                         By:      /s/  Peter G. Hanelt
                                                  -----------------------------
                                                  Peter G. Hanelt
                                         Title:   Acting Chief Executive Officer

Date: September 29, 1998

                                                  /s/  Kenneth G. Norton
                                                  -----------------------------
                                                  Kenneth G. Norton


                                        SCHEDULE A - BONUS CALCULATION

------------------------------------------------------------------------------------------------------------
               [Column A]                            [Column B]               [Column C]
         Net Income in Millions               Bonus Payout as a % of          Bonus Pool
                                                    Net Income
------------------------------------------------------------------------------------------------------------
Above                             Up                                  From                    To
to
------------------------------------------------------------------------------------------------------------
0.00                                              0.00%               ---                              ---
1.40
------------------------------------------------------------------------------------------------------------
1.40                                              0.00%               ---                              ---
2.00
------------------------------------------------------------------------------------------------------------
2.00                                              15.00%              300,000                        450,000
3.00
------------------------------------------------------------------------------------------------------------
3.00                                              17.14%              514,200                        685,600
4.00
------------------------------------------------------------------------------------------------------------
4.00                                              18.00%              720,000                        900,000
5.00
------------------------------------------------------------------------------------------------------------
5.00                                              18.50%              925,000                      1,100,000
6.00
------------------------------------------------------------------------------------------------------------
6.00                                              18.70%              1,122,000                    1,309,000
7.00
------------------------------------------------------------------------------------------------------------
7.00                                              18.90%              1,323,000                    1,512,000
8.00
------------------------------------------------------------------------------------------------------------
8.00                                              19.10%              1,528,000                    1,719,000
9.00
------------------------------------------------------------------------------------------------------------
9.00                                              19.30%              1,737,000                    1,930,000
10.00
------------------------------------------------------------------------------------------------------------
10.00                                             19.50%              1,950,000                    2,145,000
11.00
------------------------------------------------------------------------------------------------------------
11.00                    and higher               20.00%              2,200,000                    Unlimited
------------------------------------------------------------------------------------------------------------
